Exhibit 10.4

CONSENT AND FIFTH AMENDMENT TO
CREDIT AND SECURITY AGREEMENT

THIS CONSENT AND FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated as of October 10, 2017, is made and entered into by and among SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (“Lender”) and TRANS-LUX CORPORATION, a Delaware corporation (“Trans-Lux”), TRANS-LUX DISPLAY CORPORATION, a Delaware corporation (“TDC”), TRANS-LUX MIDWEST CORPORATION, an Iowa corporation (“TMC”), TRANS-LUX ENERGY CORPORATION, a Connecticut corporation (“TEC”, and together with Trans-Lux, TDC, and TMC, individually and collectively, “Borrower”).

WHEREAS, Borrower and Lender are parties to that certain Credit and Security Agreement dated as of July 12, 2016 (as the same may from time to time be amended, restated, supplemented or otherwise modified, collectively, the “Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Lender has made certain credit facilities available to Borrower.  The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto are referred to herein collectively as the “Existing Loan Documents.”

WHEREAS, Borrower has requested and Lender has agreed to, among other things, amend the terms and conditions of the Existing Loan Documents pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Defined Terms.  Initially capitalized terms used herein and not defined herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

2.                  Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)                Section 1.2 of the Credit Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetical order to read as follows:

“Carlisle Subordinated Creditor” means Carlisle Investments Inc, a British Virgin Islands company, including its successors and assigns as permitted hereunder.

“Carlisle Subordination Agreement” means that certain Mutual Lien Intercreditor Agreement dated as of October 10, 2017 by and between Carlisle Subordinated Creditor and Lender and acknowledged by Trans-Lux.

 “Carlisle Subordinated Debt” means any Indebtedness of Borrowers incurred pursuant to the terms of the Carlisle Subordinated Debt Documents.

“Carlisle Subordinated Debt Documents” means (i) that certain Credit Agreement between Trans-Lux and Carlisle Subordinated Creditor dated as of October 10, 2017, (ii) that certain Promissory Note in the principal sum of up to $500,000.00 made by Trans-Lux payable to the order of Carlisle Subordinated Creditor, dated as of October 10, 2017, (iii) that certain Security Agreement between Trans-Lux and Carlisle Subordinated Creditor dated as of October 10, 2017, and (iv) each of the other documents, instruments and agreements executed and delivered in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

(b)               The following defined terms contained in Section 1.2 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Subordination Agreement” means each agreement, including the Closing Date Subordination Agreement, the Penner Subordination Agreement and the Carlisle Subordination Agreement, between Lender and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Indebtedness owing from any Borrower(s) and/or the Liens securing such Indebtedness granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Loan Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Lender in the exercise of its sole discretion.

“Subordinated Debt” means any Indebtedness, including the Closing Date Subordinated Debt, the Note and Debenture Subordinated Debt, the Penner Subordinated Debt and the Carlisle Subordinated Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Lender, all of which documents must be in form and substance acceptable to Lender in its sole discretion.

“Subordinated Debt Documents” means (i) any documents evidencing and/or securing Debt governed by a Subordination Agreement, including the Closing Date Subordinated Debt Documents, the Penner Subordinated Debt Documents and the Carlisle Subordinated Debt Documents, and (ii) the Note and Debenture Subordinated Debt Documents, which are subordinated by their terms, all of which documents must be in form and substance acceptable to Lender in its sole discretion.

(c)                Subsection (ix) of the definition of “Permitted Indebtedness” contained in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ix) the Closing Date Subordinated Debt, the Note and Debenture Subordinated Debt, the Penner Subordinated Debt and the Carlisle Subordinated Debt;

(d)               The definition of “Permitted Liens” contained in Section 1.2 of the Credit Agreement is hereby amended by amending and restating subsection (o) therein in its entirety to read as follows:

(o) Liens and encumbrances in favor of (x) Penner Subordinated Creditor pursuant to the Penner Subordinated Debt Documents to the extent permitted under the Penner Subordination Agreement and (y) Carlisle Subordinated Creditor pursuant to the Carlisle Subordinated Debt Documents to the extent permitted under the Carlisle Subordination Agreement.

(e)                Section 7.5 of the Credit Agreement is hereby amended by replacing “the Closing Date Subordination Agreement and the Penner Subordination Agreement” therein with “the Closing Date Subordination Agreement, the Penner Subordination Agreement and the Carlisle Subordination Agreement”.

(f)                Section 7.9 of the Credit Agreement is hereby amended by replacing each reference to “the Closing Date Subordinated Debt Documents, the Penner Subordinated Debt Documents,” therein with “the Closing Date Subordinated Debt Documents, the Penner Subordinated Debt Documents, the Carlisle Subordinated Debt Documents”.

(g)               Section 7.12 of the Credit Agreement is hereby amended by amending and restating subsection (b) therein in its entirety to read as follows:

(b)        Notwithstanding anything to the contrary contained herein, so long as no Event of Default exists under the Loan Documents, Borrower may pay (x) Penner Subordinated Creditor the following amounts with respect to the obligations to Penner Subordinated Creditor:  regularly scheduled monthly interest payments as set forth in the Penner Creditor Debt Documents at a rate not to exceed 15.00% per annum (the “Penner Regular Monthly Payments”) and (y) Carlisle Subordinated Creditor the following amounts with respect to the obligations to Carlisle Subordinated Creditor:  regularly scheduled monthly interest payments as set forth in the Carlisle Creditor Debt Documents at a rate not to exceed 1.00% per annum (the “Carlisle Regular Monthly Payments”).  Neither Penner Regular Monthly Payments nor Carlisle Regularly Monthly Payments shall include any prepayments of principal or interest.  Furthermore, Borrower may (x) (i) prepay the principal and/or interest as set forth in the Penner Subordinated Creditor Debt Documents and/or (ii) pay Penner Subordinated Creditor on the Maturity Date (as defined in the Penner Subordinated Creditor Debt Documents) the balloon principal payment of the total outstanding principal amount of the indebtedness in an amount of up to $1,500,000, plus any accrued interest and other note related charges due and owing as set forth in the Penner Subordinated Creditor Debt Documents and (y) (i) prepay the principal and/or interest as set forth in the Carlisle Subordinated Creditor Debt Documents and/or (ii) pay Carlisle Subordinated Creditor on the Maturity Date (as defined in the Carlisle Subordinated Creditor Debt Documents, as in effect on October 10, 2017) the balloon principal payment of the total outstanding principal amount of the indebtedness in an amount of up to $500,000, plus any accrued interest and other note related charges due and owing as set forth in the Carlisle Subordinated Creditor Debt Documents; provided, however, Borrower shall only be permitted to make such payment(s) to the extent Lender has received from Borrower a certificate, in form and substance reasonably satisfactory to Lender, signed on behalf of Borrower by a duly authorized officer of Borrower and dated as of the date of such payment(s) certifying, among other things, (i) that no Event of Default exists under the Loan Documents or would result from the making of such payment(s) and (ii) all supporting documentation.

(h)               Section 8.1 of the Credit Agreement is hereby amended by amending and restating subsection (n) in its entirety to read as follows:

(n)        Any Credit Party is in default, which default is not cured within any applicable grace period or cure period or waived, under any Penner Subordinated Debt Document or any Carlisle Subordinated Debt Document.

3.                  Representations and Warranties.  Borrower represents and warrants to Lender that, before and after giving effect to this Agreement:

(a)                All warranties and representations made to Lender under the Credit Agreement and the Loan Documents are accurate in all material respects on and as of the date hereof as if made on and as of the date hereof, before and after giving effect to this Agreement.

(b)               The execution, delivery and performance by each Credit Party of this Agreement and any assignment, instrument, document, or agreement executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all requisite action of the appropriate Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any Credit Party or any of the Credit Parties’ respective properties the effect of which would reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of each Credit Party, or any agreement between any Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which any Credit Party is a party, or by which the properties or assets of any Credit Party are bound, the effect of which would reasonably be expected to have a Material Adverse Effect; (iv) except as set forth herein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Credit Party unless otherwise obtained.

(c)                This Agreement and any assignment, instrument, document, or agreement executed and delivered in connection herewith constitutes the legal, valid and binding obligation of each respective Credit Party, enforceable against such Credit Party in accordance with its respective terms.

(d)               Except with respect to the Specified Default (defined below), no Default or Event of Default has occurred and is continuing or would exist under the Credit Agreement or any of the Loan Documents, before and after giving effect to this Agreement.

4.                  Notice of Default.

(a)                Lender hereby provides Borrower with formal notice that Borrower has failed to comply with the Fixed Charge Coverage Ratio covenant as of the calendar month ending August 31, 2017 as required pursuant to Section 7.1 of the Credit Agreement (the “Specified Default”).  Please note that as a result of the Specified Default, under Section 8.2 of the Credit Agreement, Lender is not required to make any Revolving Loans to Borrower, and that any Revolving Loans made by Lender on or after the date of this Agreement and prior to the date the Specified Default has been waived in writing by Lender are made as an accommodation only, and the same do not constitute nor shall be deemed to constitute a waiver by Lender of any rights or remedies under the Credit Agreement or any other Loan Document, at law or in equity.  Note that as a result of the Specified Default, Lender is entitled to exercise certain rights and remedies, including but not limited to the right to declare the Obligations to be immediately due and payable.

(b)               Lender hereby reserves all rights and remedies under the Credit Agreement and the other Loan Documents, at law and in equity with regard to the foregoing Specified Default.  Additional events may have occurred which would constitute Defaults and, if uncured within any applicable cure periods, would constitute Events of Default.  Lender hereby reserves the right to declare any such events as Defaults or Events of Default, as applicable, at any time in the future.  Any failure to specify such events in this letter shall in no way constitute a waiver of any Default or Event of Default resulting from such events.

(c)                Any failure or delay by Lender in exercising any right, power or remedy under the Credit Agreement or any other Loan Document, at law and in equity, in connection with the Specified Default (i) shall not operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy, and (ii) shall not be sufficient, by itself or together with any other action or inaction by Lender to establish a course of dealing or course of conduct by Lender upon which Borrowers shall be entitled to rely.  Notwithstanding the existence or content of any communication – including any verbal conversations – by or between any Borrower and Lender or any of their representatives regarding the Specified Default and/or any other Default or Event of Default, no waiver, forbearance or other action by Lender with regard to the Specified Default and/or any other Default or Event of Default shall be effective unless the same has been reduced to writing and executed by an authorized representative of Lender and Borrower, and each and any other Person deemed necessary or desirable by Lender.

5.                  Conditions Precedent.  The amendments set forth in Section 2 and the consent set forth in Section 3 shall be effective upon completion of the following conditions precedent (with all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a)                Lender shall have received this Agreement duly executed by Borrower;

(b)               Lender shall have received the Carlisle Subordination Agreement duly executed by all parties thereto, dated of even date herewith;

(c)                Lender shall have received copies of the Carlisle Subordinated Debt Documents, each dated of even date herewith, reflecting, among other things, a Maturity Date (as defined therein) no later than sixty (60) days after the date hereof;

(d)               Payment of all fees, charges and expenses payable to Lender on or prior to the date hereof, if any, and an amendment fee which Borrower hereby agrees Lender has fully earned as of the date hereof in an amount equal to Three Thousand and No/100 Dollars ($3,000.00); and

(e)                Borrower shall have executed and/or delivered such additional documents, instruments and agreements as requested by Lender.

6.                  Miscellaneous.

(a)                Reference to the Effect on the Credit Agreement.  Upon the effectiveness of this Agreement, each reference in (i) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import or (ii) the other Loan Documents to “the Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by this Agreement.

(b)               Ratification.  Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof.

(c)                Release.  By execution of this Agreement, Borrower acknowledges and confirms that Borrower does not have any actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and/or demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent arising out of or relating to this Agreement, the Credit Agreement or the other Loan Documents against any Released Party (as defined below), whether asserted or unasserted.  Notwithstanding any other provision of any Loan Document, to the extent that such actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and/or demands may exist, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges Lender, its Affiliates and its and their respective managers, members, officers, employee, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties, arising out of or relating to this Agreement, the Credit Agreement and the other Loan Documents which Releasing Parties ever had or now have against any Released Party, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.

(d)               Security Interest.  Borrower hereby confirms and agrees that all security interests and liens granted to Lender continue in full force and effect and shall continue to secure the Obligations.  All Collateral remains free and clear of any liens other than liens in favor of Lender and Permitted Liens.  Nothing herein contained is intended to in any way impair or limit the validity, priority and extent of Lender’s existing security interest in and liens upon the Collateral.

(e)                Costs and Expenses.  Borrower agrees to pay on demand all usual and customary costs and expenses of Lender and/or its Affiliates in connection with the preparation, execution, delivery and enforcement of this Agreement and all other agreements and instruments executed in connection herewith, including, including without limitation reasonable attorneys’ fees and expenses of Lender’s counsel.

(f)                GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS.

(g)               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.  Signatures sent by facsimile or electronic mail shall be deemed originals for all purposes and shall bind the parties hereto.

(h)               Loan Document.  This Agreement and any assignment, instrument, document, or agreement executed and delivered in connection with or pursuant to this Agreement shall be deemed to be a “Loan Document” under and as defined in the Credit Agreement for all purposes.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first hereinabove written.

BORROWER:	TRANS-LUX CORPORATION, a Delaware corporation
TRANS-LUX DISPLAY CORPORATION, a Delaware corporation
TRANS-LUX MIDWEST CORPORATION, an Iowa corporation
TRANS-LUX ENERGY CORPORATION, a Connecticut corporation

By: /s/ Todd Dupee
Name: Todd Dupee
Title: Vice President and Controller

As Vice President and Controller of each of the above entities and, in such capacity, intending by this signature to legally bind each of the above entities

Signature Page to Fifth Amendment to Credit and Security Agreement

LENDER:	SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership

By: /s/ Melinda Franek
Name: Melinda Franek
Title: Authorized Signatory

Signature Page to Fifth Amendment to Credit and Security Agreement